KODIAK ENERGY TERMINATES FINANCING

[Not for distribution to United States newswire services or for dissemination in the United States]

CALGARY, ALBERTA -- (MARKET WIRE) – Oct 23, 2008 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") wishes to announce today that it has terminated the financing previously announced on October 14, 2008.  After review by management and the Board of Directors – it is withdrawing the offering effective immediately due to the unexpected extreme fluctuation in venture markets resulting in overall negative conditions, and specifically severe downturn in commodity prices and compounded by Canadian/US Dollar exchange rates during these past two weeks.

Kodiak feels that the current market value does not reflect the value of the assets owned by the corporation specifically as affected by the Canadian/US Dollar exchange.

Bill Tighe – President and CEO – “As Kodiak’s projects are not faced with short term expiries, we reviewed the terms and conditions offered, however they were not deemed acceptable under the current conditions. We intend on evaluating conditions and when there is stability, review our needs, commodity prices and decide what opportunities are appropriate at that time.

We are in an enviable position compared to other juniors in this respect.  We will develop those assets when capital is available that is not inappropriately dilutive to the existing shareholder base”

In the near term we continue to evaluate other opportunities to add value to the corporation”.

About Kodiak

Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov under the Corporation's profile, as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:

Kodiak Energy, Inc.
William Tighe, Chief Executive Officer & President
Phone: +1-403-262-8044
Email: info@kodiakpetroleum.com
Website: www.kodiakpetroleum.com